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                                                                   EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Transcrypt International, Inc.


We consent to incorporation by reference in the registration statement (No. 333-30673) on Form S-8 of Transcrypt International, Inc. (the "Company") of our report dated June 26, 1998, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K/A of the Company dated July 28, 1998.


/s/ KPMG Peat Marwick LLP


Omaha, Nebraska
July 28, 1998